EXHIBIT 99.2

American Eagle Outfitters, Inc.
September 2006
Recorded Sales Commentary Transcript dated October 4, 2006

Good afternoon and welcome to the American Eagle Outfitters September 2006 Sales Commentary. This is Judy Meehan, Senior Director of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

We are extremely pleased with September performance, again exceeding our expectations. Our fall collection was well-received and added freshness to our stores during a key selling period in late back-to-school markets. Stores featured fresh colors, on-trend silhouettes and strong key items, consistent with our Destination AE strategy of driving category growth. The timing of our fall merchandise update, which was one week earlier than last year, particularly benefited sales in the first week of the month.

Also, in early September our new intimates sub-brand, aerie by American Eagle, debuted across our chain to a very positive customer response.

Total September sales of $233.4 million increased 26% compared to $184.8 million last year. We delivered a comparable store sales increase of 19%, following a 13% comp increase in September of last year.

Men's and women's both achieved a comp in the positive high-teens. The best performing categories included men's and women's knit tops, jeans, graphic tee shirts and fleece. In addition, women's sweaters and aerie intimates generated strong comps in September.

Sales were driven by the following positive metrics: The average transaction value increased in the low double-digits, with units per transaction increasing in the mid single-digits. Our average unit retail price also increased in the mid single-digits, due to less promotional activity compared to last year. Strong store traffic and an increase in conversion rate led to a high single-digit increase in the number of transactions per store and a mid-teen increase in the number of units sold per store.

Positive comps by week compared to comp increases last year as follows:

  Week one of mid-thirties, compared to low double-digits;
  Week two of high-teens, compared to low double-digits;
  Week three of low double-digits, compared to low double-digits;
  Week four of high-teens, compared to low double-digits; and
  Week five of mid single-digit, compared to high-teens last year.

All geographic regions comped positively as follows:

  The Midwest in the low-thirties;
  The Northeast in the mid-twenties;
  The Mid-Atlantic region in the high-teens;
  The Southwest in the mid-teens;
  The West in the high single-digits;
  Southeast in the mid single-digits; and
  Canada achieved a comp in the low twenties.

AE.com performed well, with sales increasing 46% compared to last year. Strong traffic, an increased conversion rate as well as a highly successful launch of aerie.com drove September sales.

Yesterday, we updated our floor-set and kicked off our new "eagle fleece event" across the chain, highlighting our fleece collection and new fall arrivals. And, we look forward to our initial holiday assortment, which will arrive in stores on October 24th.

Last night, we launched "aerie Tuesdays on The CW", an innovative partnership designed to create awareness and excitement around our new intimates sub-brand. Real-life aerie customers are featured in 30-second, unscripted chat sessions, which are filmed in an AE store and appear during the popular Gilmore Girls and Veronica Mars shows through December 5.

Based on better than expected September performance, we are raising our third quarter earnings guidance to $0.61 to $0.63 per share, compared to $0.47 last year. Our previous third quarter guidance was $0.56 to $0.58 per share. The third quarter guidance includes approximately $0.01 of stock option expense, which was not reflected last year.

Thank you for your continued interest in American Eagle Outfitters.